Exhibit 5.1

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800

www.kirkland.com

  , 2026

ITG, Inc.

2400 E Commercial Blvd Ste 1000

Fort Lauderdale, FL 33308

Re:	Registration Statement on Form S-1

We are issuing this opinion in our capacity as special legal counsel to ITG, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1 (Registration No. 333-  ) initially publicly filed with the Securities and Exchange Commission on June 5, 2026 (as such registration statement is amended or supplemented, the “Registration Statement”) of     shares of Class A common stock, par value $0.001 per share (the “Common Stock”) that may be offered by the Company (the “Shares”) (including up to     shares of Common Stock issuable by the Company and up to    shares of Common Stock that may be offered by the selling stockholder listed in the Registration Statement upon exercise of the underwriters’ over-allotment option). The term “Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including: (i) the corporate and organizational documents of the Company, including the form of Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Incorporation”) to be filed with the Secretary of State of the State of Delaware, which will become effective prior to the sale of the Shares; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares; (iii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); and (iv) the Registration Statement.

ITG, Inc.

  , 2026

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company), and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that, when the Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized, and, when the Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this opinion is based exclusively on the General Corporation Law of the State of Delaware.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the Shares, (ii) at the time of the issuance, sale and delivery of each Share, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Share.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

ITG, Inc.

  , 2026

This opinion is furnished to you in connection with the filing of the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. This opinion and consent may also be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP